News Release

P. O. Box 1980
Winchester, VA  22604-8090
FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FOURTH QUARTER RESULTS

WINCHESTER, Virginia (June 5, 2012) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the fourth quarter of its fiscal year 2012, ending April 30, 2012.

Net sales rose by 10% compared with the fourth quarter of the prior fiscal year to $136,221,000.  The Company experienced sales gains of more than 30% in its new construction business that more than offset a modest decline in its remodeling business during the fourth quarter of fiscal year 2012. Net sales rose by 14% during the entire fiscal year 2012 to $515,814,000.

The Company generated a net loss excluding restructuring charges of ($2.3 million) or ($0.16) per diluted share during the fourth quarter of fiscal year 2012, compared with a net loss of ($3.4 million) or ($0.24) per diluted share in the fourth quarter of its prior fiscal year. Results for both periods were impacted by nonrecurring transactions. Results in the fourth quarter of fiscal year 2012 included a $0.7 million after-tax write-down of slow moving inventories. Results in the fourth quarter of fiscal year 2011 included an adverse tax basis adjustment of $1.4 million and an after-tax gain of $0.6 million from the sale of a building. Excluding restructuring charges and these non-recurring items, the Company’s net loss improved to ($1.6 million) or ($0.11) per diluted share in the fourth quarter of fiscal year 2012, from ($2.6 million) or ($0.18) per diluted share in the fourth quarter of fiscal year 2011.

The Company’s net loss excluding restructuring charges for the entire fiscal year 2012 improved to ($10.8 million) or ($0.76) per diluted share, compared with a net loss of ($20.0 million) or ($1.40) per diluted share in the prior fiscal year. Excluding restructuring charges and the non-recurring items discussed above, the Company’s net loss improved to ($10.1 million) or ($0.71) per diluted share in fiscal year 2012, compared with ($19.2 million) or ($1.35) per diluted share in its prior fiscal year.

The Company previously announced several initiatives to reduce capacity and costs, including the permanent closure of two manufacturing plants and the realignment of its retirement program effective April 30, 2012. The two plants ceased operations in April 2012 and May 2012, respectively. In connection with these initiatives, the Company recorded net-of-tax charges during the fourth quarter of fiscal year 2012 of ($3.6 million), or ($0.26) per diluted share, and ($10.0 million) or ($0.69) per diluted share for the entire fiscal year 2012. Inclusive of these charges, net loss for the fourth quarter of fiscal year 2012 was ($6.0 million), or ($0.42) per diluted share, and for the entire fiscal year 2012 was ($20.8 million) or ($1.45) per diluted share.

Gross profit for the fourth quarter of fiscal year 2012 was 12.7% of net sales, compared with 13.2% of net sales in the fourth quarter of the prior fiscal year. Gross profit for the entire fiscal year 2012 was 12.9% of net sales, compared with 11.7% of net sales during the prior fiscal year. Gross profit for both the fourth quarter and the fiscal year was favorably impacted by labor efficiencies and the absorption of fixed overhead costs associated with higher sales volume. However, the aforementioned inventory write-down of 0.8% of net sales, as well as inefficiencies resulting from the Company’s restructuring efforts more than offset this favorability in the fourth quarter of 2012. Gross margins were also adversely impacted in the fourth quarter by rising materials and freight costs and by higher sales promotion costs.

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AMWD Announces Fourth Quarter Results

June 5, 2012

Selling, general and administrative costs were 15.2% of net sales in the fourth quarter of fiscal year 2012, improved from 16.5% of net sales in the fourth quarter of the prior fiscal year. Selling, general and administrative costs were 16.2% of net sales for the entire fiscal year 2012, improved from 18.5% in the prior fiscal year. The improvement in the Company’s operating expense ratio was driven by increased sales levels that enabled favorable leverage, which more than offset an increase in general and administrative expenses that was driven by increased performance-based compensation.

The Company generated positive free cash flow (defined as cash provided by operating activities net of cash used for investing activities) of $0.3 million during the fourth quarter of fiscal year 2012, compared with positive $4.3 million in the fourth quarter of its prior fiscal year. The Company generated positive free cash flow of $6.1 million during fiscal year 2012, compared with positive $7.7 million in the prior fiscal year. The declines in free cash flow for the fourth quarter and entire fiscal year were driven by outflows pertaining to restructuring activities and the absence of proceeds from the prior year’s sale of a building.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates nine manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Fourth Quarter Results

June 5, 2012

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Twelve Months Ended
	April 30		April 30
	2012	2011	2012	2011

Net Sales	$136,221	$124,230	$515,814	$452,589
Cost of Sales & Distribution	118,855	107,846	449,339	399,838
Gross Profit	17,366	16,384	66,475	52,751
Sales & Marketing Expense	14,116	15,057	58,271	61,034
G&A Expense	6,549	5,426	25,329	22,709
Restructuring Charges	5,959	7	16,321	62
Operating Loss	(9,258)	(4,106)	(33,446)	(31,054)
Interest & Other (Income) Expense	(54)	(948)	(158)	(1,094)
Income Tax Benefit	(3,224)	230	(12,502)	(9,942)
Net Loss	$(5,980)	$(3,388)	$(20,786)	$(20,018)

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	14,382,784	14,283,033	14,343,630	14,251,917

Loss Per Diluted Share	$(0.42)	$(0.24)	$(1.45)	$(1.40)

Net loss, as reported	$(5,980)	$(3,388)	$(20,786)	$(20,018)
Restructuring Charges, net of tax	3,635	4	9,956	39
Net loss, excluding restructuring charges	$(2,345)	$(3,384)	$(10,830)	$(19,979)

Loss Per Diluted Share, excluding restructuring charges	$(0.16)	$(0.24)	$(0.76)	$(1.40)

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AMWD Announces Fourth Quarter Results

June 5, 2012

Condensed Consolidated Balance Sheet

	April 30	April 30
	2012	2011

Cash & Cash Equivalents	$66,620	$55,420
Customer Receivables	32,533	31,067
Inventories	22,340	24,471
Other Current Assets	9,609	9,458
Total Current Assets	131,102	120,416
Property, Plant & Equipment	75,375	100,628
Restricted Cash	7,064	14,419
Other Assets	51,580	32,907
Total Assets	$265,121	$268,370

Current Portion - Long-Term Debt	$875	$928
Accounts Payable & Accrued Expenses	58,346	49,916
Total Current Liabilities	59,221	50,844
Long-Term Debt	23,790	24,655
Other Liabilities	52,090	38,906
Total Liabilities	135,101	114,405
Stockholders' Equity	130,020	153,965
Total Liabilities & Stockholders' Equity	$265,121	$268,370

Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
	April 30
	2012	2011

Net Cash Provided by Operating Activities	$16,053	$13,196
Net Cash Used by Investing Activities	(9,918)	(5,466)
Free Cash Flow	6,135	7,730

Net Cash Provided (Used) by Financing Activities	5,065	(5,543)
Net Increase in Cash and Cash Equivalents	11,200	2,187
Cash and Cash Equivalents, Beginning of Period	55,420	53,233

Cash and Cash Equivalents, End of Period	$66,620	$55,420

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